Exhibit 4.8

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO RADCOM LTD. IF PUBLICLY DISCLOSED. OMISSIONS ARE DENOTED IN BRACKETS THROUGHOUT THIS EXHIBIT.

Statement of Work No. 4

This Statement of Work (“SOW”) is entered into by and between Rakuten Mobile, Inc. (“Rakuten”) and RADCOM Ltd. (“RADCOM”) (each of Rakuten and RADCOM a “Party” and collectively the “Parties”) and made effective as of August 31st, 2020 (the “Effective Date”).

WHEREAS, the Parties have entered into that certain Master Software and Professional Services Agreement entered into by the Parties and dated May 21, 2019 (“MSPSA”); and

WHEREAS, the Parties have entered into that certain Statement of Work No. 1 dated May 22, 2019 (“SOW No. 1”) pursuant to which RADCOM is providing Rakuten with certain managed services designed to assist Rakuten with the establishment and operation of its network utilizing RADCOM’s human expertise and systems and solutions designed and implemented by RADCOM (the “Initial Managed Services”); and

WHEREAS, Rakuten desires to procure and RADCOM desires to perform certain additional managed services as set forth herein and designed to assist Rakuten with the establishment and operation of its 5G network utilizing RADCOM’s human expertise and systems and solutions; and

WHEREAS, in furtherance thereof and pursuant to the MSPSA, the Parties desire to enter into this SOW.

NOW WHEREFORE, for good and valuable consideration the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.	Effect of MSPSA. The Parties acknowledge and agree that this SOW is entered into pursuant to and subject to the MSPSA, which is hereby incorporated herein by reference and made a part hereof. Notwithstanding the foregoing, the Parties acknowledge and agree that in the event of a conflict between this SOW and the MSPSA, the terms and conditions of this SOW will govern.
2.	The 5G Managed Services and Deliverables. Subject to the terms and conditions of this SOW and the MSPSA, RADCOM shall provide to Rakuten the 5G managed services (the “5G Managed Services”) set forth in Exhibit A (the “Scope of 5G Services”), including all software, documentation, systems and other materials required in furtherance of the performance of the 5G Managed Services and as described in the Scope of 5G Services (collectively, the “5G Service Deliverables”).
3.	Service Level Agreement. The 5G Managed Services shall be subject to the SLA as defined and set forth in SOW No. 1. The Parties acknowledge that the SLA is provided from the Effective Date of this SOW in lieu of any separate warranty.
4.	Rakuten Obligations. Rakuten acknowledges that the performance of the 5G Managed Services by RADCOM is conditioned on Rakuten’s delivery and performance of the Rakuten Obligations as defined and set forth in SOW No. 1.
5.	Consideration and Payment Terms. As full and complete compensation for the performance of the Managed Services, Rakuten shall pay RADCOM the set-up and integration fee and the service fees set forth in Exhibit B to this SOW (“Service Fee and Payment Terms”) in accordance with the payment terms set forth therein.
6.	Purchase Order. Within Five (5) business days of execution of this SOW, buyer shall issue a purchase order to RADCOM. The Parties acknowledge and agree that the purchase order is issued for administrative purposes only and that no additional terms shall be set forth in the purchase order. In the event that the purchase order set forth any additional or conflicting terms or conditions, such terms shall be null and void.
7.	Use of Service 5G Deliverables. The Parties acknowledge and agree that the 5G Service Deliverables contain intellectual property of RADCOM and/or its licensors. Rakuten agrees that it shall use the 5G Services Deliverables solely in accordance with the Terms of Use as defined and set forth in SOW No. 1. and that Rakuten does not, by virtue of receiving or paying for the 5G Managed Services, gain any right, title or interest to the 5G Service Deliverables other than a right to use during the Term of this SOW as set forth in the Terms of Use; provided, however, that with respect to this 5G Service Deliverables, the “Purpose” as defined in the Terms of Use shall mean “Rakuten’s benefit and use of the 5G Managed Services on Rakuten’s 5G NSA and 5G SA network in Japan for its own internal business purposes of non- intrusive monitoring of its network’s traffic for troubleshooting subscriber issues and for retrieving service and network statistics.”

8.	Confidentiality. The Parties hereby acknowledge and agree that Article 8 of the MSPSA applies hereto and that all 5G Service Deliverables and information provided under this SOW shall be deemed Confidential Information thereunder. The Parties further agree that the obligations set forth in Article 8 shall survive the expiration or termination of this SOW for a period of three (3) years.
9.	Delivery. Any 5G Service Deliverables requiring physical delivery will be delivered to Rakuten on DDU (Incoterms © 2010) basis. Rakuten shall be solely responsible for any and all customs and duties incurred in connection with such delivery. Any 5G Service Deliverables which can be delivered electronically shall be delivered by method mutually agreeable to the Parties.
10.	Term of SOW.
a.	This SOW shall be effective on the Effective Date and shall, unless earlier terminated [**]
b.	The SOW may be terminated for cause by either Party as follows:
i.	[**]
c.	If this SOW is terminated in accordance with [**].
11.	Liabilities. EXCEPT FOR ITS INDEMNITY OBLIGATIONS, A BREACH OF CONFIDENTIALITY, A BREACH OF THE TERMS OR USE, WILFUL MISCONDUCT, BREACH OF LAWS, OR FRAUD, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY (OR THE INDEMNIFIED PARTIES OF SUCH PARTY) FOR: [**]. The Parties acknowledge that the limitation of liability as set out in this clause represents fair allocation of risk and has been taken into consideration in setting the consideration paid under this SOW.

12.	Miscellaneous
a.	Entire agreement. This SOW, including all exhibits and documents incorporated by reference, constitutes the final, complete, and exclusive expression of the Parties’ agreement on the matters contained in this SOW. All prior written and oral negotiations and agreements, and all contemporaneous oral negotiations and agreements, between the Parties on the matters contained in this SOW are expressly superseded by this SOW. The Parties do not intend that the provisions of this SOW be explained, supplemented, or qualified through evidence of trade usage or any prior course of dealings or any course of performance under any prior agreement. There are no conditions precedent to the effectiveness of this SOW other than any expressly stated herein. Notwithstanding the foregoing, to the extent any terms and conditions of SOW No. 1, including any exhibits thereto, are referenced herein, such terms and conditions shall be deemed incorporated herein and made a part hereof.
b.	Assignments. Neither Party may transfer, assign, novate, mortgage or encumber any of its rights or obligations under this SOW to any third-party at any time whatsoever without the prior written consent of the other party save that each Party may transfer its rights and obligations as a whole to: (a) any third-party as a result of a merger or acquisition; or (b) to any of its wholly owned subsidiaries.
c.	Severability. If any provision of this SOW shall be declared void by competent court, the validity of any other provision and of the entire SOW shall not be affected thereby. Where such a provision is held to be unenforceable, the Parties shall use commercially reasonable endeavors to negotiate and agree upon an enforceable provision which achieves to the greatest extent possible the economic, legal and commercial objectives of the unenforceable provision.
d.	Waiver. The failure at any time of either Party to enforce any of the provisions of this SOW, or any right with respect thereto or to exercise any option herein provided, shall in no way be construed to be a waiver of such provisions, rights or options, or in any way to affect the validity of this SOW.
e.	Notices. Any notices required or authorized to be given hereunder shall be served by hand delivery or by certified letter return receipt requested or by facsimile addressed to RADCOM or Rakuten (as the case may be), at the following addresses:

To RADCOM: RADCOM Ltd. 24 Raoul Wallenberg Street Tel Aviv 6971920 ISRAEL Attention: General Counsel Fax: [**]	To Rakuten: Rakuten Mobile, Inc. 1-14-1 Tamagawa, Rakuten Crimson House, Setagaya, Tokyo 158-0094, Japan Attention: Legal Department E-mail: [**]
f.	No Third-Party Beneficiaries. This SOW shall be to the benefit of RADCOM and Rakuten only.
g.	Relationship of the Parties. Each Party acts as an independent contractor on its own account and responsibility. Each Party is in no way the agent or legal representative of the other Party and no employee of any Party shall be considered to be an employee of the other Party for any purposes whatsoever. Neither Party is authorized to, and it shall not, assume any obligation of any kind, express or implied, on behalf of the other Party, nor shall it make any representation to anyone contrary to the provisions of this paragraph. Nothing in this SOW is intended to or shall have the effect of constituting a joint venture, co-venture, co-develop agency, partnership, franchise or relationship between the Parties other than as expressly set forth herein.
h.	Amendments. This SOW may not be changed, altered, or amended in any way except in writing signed by a duly authorized representative of each Party.

IN WITNESS WHEREOF, each Party has caused this Statement of Work No. 1 to be executed by its duly authorized representative.

RAKUTEN MOBILE, Inc.		RADCOM Ltd.

By:	/s/ [**]	By:	/s/ Eyal Harari
Name:	[**]	Name:	Eyal Harari
Title:	[**]	Title:	CEO

		By:	/s/ Amir Hai
		Name:	Amir Hai
		Title:	CFO

Date:	October 23, 2020	Date:	October 23, 2020

EXHIBIT A:

SCOPE OF 5G SERVICES

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EXHIBIT B:

SERVICE FEE AND PAYMENT TERMS

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EXHIBIT C:

RADCOM SERVICE ASSURANCE FOR 5G NSA AND 5G SA USE CASES

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